Exhibit 5.1

October 30, 2024

Inspirato Incorporated

1544 Wazee Street

Denver, Colorado 80202

Re:	Registration Statement on Form S-3 Relating to Resale of up to 6,588,478 Shares of Class A Common Stock by the Selling Securityholders

Ladies and Gentlemen:

We have acted as counsel to Inspirato Incorporated, a Delaware corporation (“Inspirato”), in connection with the filing by Inspirato of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by the selling securityholders named therein (the “Selling Securityholders”) of up to 6,588,478 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (i) 2,915,451 shares of Class A Common Stock issued to One Planet Group, LLC, a Delaware limited liability company (“One Planet Group”), pursuant to an investment agreement, dated August 12, 2024 and amended on August 30, 2024 (the “August 2024 Investment Agreement”), between Inspirato and One Planet Group (the “OPG Shares”); (ii) 2,915,451 shares of Class A Common Stock issuable upon the exercise of a warrant issued to One Planet Group (the “OPG Warrant”) pursuant to the August 2024 Investment Agreement (the “Warrant Shares”); (iii) 505,051 shares of Class A Common Stock issued to Tribridge Limited, a Cayman Islands company with principal offices in Hong Kong (“Tribridge”), pursuant to an investment agreement, dated October 22, 2024 (the “October 2024 Investment Agreement”), among Inspirato, Tribridge, and Julian MacQueen (the “Tribridge Shares”); and (iv) 252,525 shares of Class A Common Stock issued to Mr. MacQueen pursuant to the October 2024 Investment Agreement (the “MacQueen Shares” and together with the OPG Shares and the Tribridge Shares, the “Issued Shares”). The Issued Shares and the Warrant Shares are collectively referred to herein as the “Offered Shares.”

We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of Inspirato, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than Inspirato to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of Inspirato.

Office: 303.892.9400 | Fax: 303.893.1379 | 1550 17th Street, Suite 500, Denver, Colorado 80202 | davisgraham.com

Inspirato Incorporated

October 30, 2024

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the issuance of the Issued Shares was duly authorized, (ii) the Issued Shares are validly issued, fully paid and non-assessable, and (iii) when the Warrant Shares have been issued and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the respective holders, and have been issued by Inspirato in accordance with the terms provided in the OPG Warrant, the issuance of the Warrant Shares will have been duly authorized by all necessary corporate action of Inspirato, and the Warrant Shares will be validly issued, fully paid and nonassessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

1.	The foregoing opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

2.	This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference in the Registration Statement to this firm under the heading “Legal Matters” as the counsel who will pass upon the validity of the Offered Shares. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP